As filed with the Securities and Exchange Commission on February 29, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMERISTAR CASINOS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0304799
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89169
(Address of Principal Executive Offices) (Zip Code)

2009 Stock Incentive Plan
(Full Title of the Plan)

PETER C. WALSH
Senior Vice President and General Counsel
Ameristar Casinos, Inc.
3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89169
(Name and Address of Agent for Service)

(702) 567-7000
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
JONATHAN K. LAYNE, ESQ.
Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, California 90067
(310) 552-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to Be	Offering Price Per	Aggregate Offering	Registration
to Be Registered	Registered (1)	Share(2)(3)	Price (2)(3)	Fee (3)
Common Stock, $0.01 par value	3,100,000	$20.48	$63,488,000	$7,275.73

(1)   Pursuant to Rule 416(a), this Registration Statement also covers additional shares that may be offered as a result of stock splits, stock dividends or similar transactions.

(2)   Calculated solely for the purpose of determining the registration fee.

(3)   Calculated pursuant to Rule 457(c) and Rule 457(h) based upon the average of the high and low sale prices of the Common Stock of Ameristar Casinos, Inc. on The Nasdaq Global Select Market on February 24, 2012.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Ameristar Casinos, Inc., a Nevada corporation (the “Company” or “Registrant”), and relates to an increase from 6,000,000 to 9,100,000 in the aggregate number of shares of Company common stock, $0.01 par value (the “Common Stock”), available for distribution under the Company’s 2009 Stock Incentive Plan (as amended and restated to the date hereof, the “Stock Incentive Plan”). Of the 9,100,000 shares, 6,000,000 have already been registered pursuant to a Registration Statement on Form S-8 (File No. 333-165586), which was filed with the Securities and Exchange Commission (the “Commission”) on March 19, 2010, and which is currently effective. The Stock Incentive Plan provides for awards in the form of restricted stock, stock options (including both incentive and non-qualified stock options), restricted stock units and/or performance share units. The maximum number of shares available for distribution under the Stock Incentive Plan is subject to adjustment as a result of certain anti-dilution provisions in the Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Company with the Commission, are incorporated herein by reference and made a part hereof:

(i)  the Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

(ii)  the Company’s Current Report on Form 8-K filed on January 19, 2012; and

(iii)  the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Common Stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada Law”) provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless an amendment to the Registrant’s Articles of Incorporation were to provide for greater individual liability.

Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person’s conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Law further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense.

Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Covered Person may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his or her heirs, executors and administrators.

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Amended and Restated Bylaws of the Registrant provide for indemnification of Covered Persons substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of the Registrant incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Registrant.

The Registrant has a contract for insurance coverage under which the Registrant and certain Covered Persons (including the directors and officers of the Registrant) are covered under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such Covered Persons. In addition, the Registrant has entered into indemnification agreements with its directors and officers that require the Registrant to indemnify such directors and officers to the fullest extent permitted by applicable provisions of Nevada law, subject to amounts paid by insurance. The above-described provisions of the Nevada Law relating to the indemnification of directors and officers do not prohibit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description of Exhibit	Method of Filing
4.1(a)	Articles of Incorporation of Registrant.	Incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1 filed by Registrant under the Securities Act of 1933, as amended (File No. 33-68936).

4.1(b)	Certificate of Amendment to Articles of Incorporation of Registrant.	Incorporated by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 000-22494).

4.1(c)	Certificate of Change Pursuant to NRS 78.209.	Incorporated by reference to Exhibit 3(i).1 to Registrant’s Current Report on Form 8-K filed on June 8, 2005 (File No. 000-22494).

4.2	Amended and Restated Bylaws of Registrant, effective May 31, 2008.	Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on June 2, 2008 (File No. 000-22494).

4.3	Ameristar Casinos, Inc. 2009 Stock Incentive Plan, amended and restated February 15, 2012.	Incorporated by reference to Exhibit 10.17 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 000-22494).

5.1	Legal Opinion of Brownstein Hyatt Farber Schreck, LLP.	Filed electronically herewith.

23.1	Consent of Brownstein Hyatt Farber Schreck, LLP.	Contained in Exhibit 5.1.

23.2	Consent of Independent Registered Public Accounting Firm — Ernst & Young LLP.	Filed electronically herewith.

24.1	Power of Attorney.	Contained on signature page hereto.

Item 9. Undertakings.

(1)                                 The undersigned Registrant hereby undertakes:

(a)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 29th day of February, 2012.

By:	/s/ Gordon R. Kanofsky
Gordon R. Kanofsky
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas M. Steinbauer and Peter C. Walsh, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gordon R. Kanofsky	Chief Executive Officer and Director	February 29, 2012
Gordon R. Kanofsky	(Principal Executive Officer)

/s/ Thomas M. Steinbauer	Senior Vice President of Finance,	February 29, 2012
Thomas M. Steinbauer	Chief Financial Officer, Treasurer,
Secretary and Director
(Principal Financial Officer)

/s/ Heather A. Rollo	Chief Accounting Officer	February 29, 2012
Heather A. Rollo	(Principal Accounting Officer)

/s/ Larry A. Hodges	President, Chief Operating Officer and Director	February 29, 2012
Larry A. Hodges

/s/ Luther P. Cochrane	Chairman of the Board and Director	February 29, 2012
Luther P. Cochrane

/s/ Carl Brooks	Director	February 29, 2012
Carl Brooks

/s/ Leslie Nathanson Juris	Director	February 29, 2012
Leslie Nathanson Juris

/s/ J. William Richardson	Director	February 29, 2012
J. William Richardson

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit	Method of Filing
4.1(a)	Articles of Incorporation of Registrant.	Incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1 filed by Registrant under the Securities Act of 1933, as amended (File No. 33-68936).

4.1(b)	Certificate of Amendment to Articles of Incorporation of Registrant.	Incorporated by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 000-22494).

4.1(c)	Certificate of Change Pursuant to NRS 78.209.	Incorporated by reference to Exhibit 3(i).1 to Registrant’s Current Report on Form 8-K filed on June 8, 2005 (File No. 000-22494).

4.2	Amended and Restated Bylaws of Registrant.	Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on June 2, 2008 (File No. 000-22494).

4.3	Ameristar Casinos, Inc. 2009 Stock Incentive Plan, amended and restated February 15, 2012.	Incorporated by reference to Exhibit 10.17 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 000-22494).

5.1	Legal Opinion of Brownstein Hyatt Farber Schreck, LLP.	Filed herewith.

23.1	Consent of Brownstein Hyatt Farber Schreck, LLP.	Included in Exhibit 5.1.

23.2	Consent of Independent Registered Public Accounting Firm — Ernst & Young LLP.	Filed herewith.

24.1	Power of Attorney.	Contained on signature page hereto.